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                                                               Exhibit 99.(a)(7)
Exhibit (a)(7)

[Website Question and Answer Section]

The references to Section numbers in these Questions and Answers are to Section numbers in the Offer To Exchange materials (use the Offer Documents link).

THE QUESTIONS AND ANSWERS ARE GROUPED UNDER THE FOLLOWING CATEGORIES:

       -      General Discussion of the Stock Option Exchange Program

       -      The Basics of the Stock Option Exchange Program

       -      Vesting, Exercise Price and Term of Replacement Options

       -      How the Option Cancellation and Exchange Works

       -      How the Offer Impacts Future Option Grants

       -      The Duration of this Offer

       -      Tax Status of Replacement Options; Tax Considerations

       -      How to Elect to Exchange Your Eligible Options

       -      Miscellaneous and More Information

THE FOLLOWING Q&A SECTIONS HAVE BEEN UPDATED:

MAY 11, 2001

       - General Discussion of the Stock Option Exchange Program - Q&A 4 updated.

       -      How the Offer Impacts Future Option Grants - Q&A 2 updated.

       -      How to Elect to Exchange Your Eligible Options - Q&A 6 added.

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1     WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program (that we also call the Offer) is a voluntary program permitting eligible employees and directors to cancel underwater stock options (Eligible Options) and exchange them for replacement options covering the same number of shares (Replacement Options). The Replacement Options will be granted on November 27, 2001, or a later date if we extend the Offer (Replacement

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       Option Grant Date), and will have an exercise price determined when they are granted.

Q2     WHY ARE WE OFFERING THE STOCK OPTION EXCHANGE PROGRAM?

A2 We are offering the Stock Option Exchange Program because of the decline in the price of our common stock in recent months. We recognize that the exercise price of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on NASDAQ, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

       We designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price.

       We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for a Replacement Option for the same number of shares as your Eligible Options that you exchanged, which will be granted on the Replacement Option Grant Date. (See Section 1.)

Q3     WHAT IS AN UNDERWATER STOCK OPTION?

A3 An "underwater" stock option is an option with an exercise price that is higher than the current common stock price as reported, in the case of our common stock, on NASDAQ.

Q4     WHAT OPTIONS MAY I EXCHANGE AS PART OF THIS PROGRAM?

A4 We are offering to exchange all underwater stock options that are currently outstanding under our Equity Incentive Plan, our 2000 Non-Officer Equity Incentive Plan, our 1993 Interleaf Stock Option Plan and our 1994 Interleaf Employee Stock Option Plan (collectively, Option Plans) and outstanding underwater stock options granted outside of the Option Plans that are held by our employees or directors or by employees of one of our subsidiaries, with the exception of our employees in Sweden. (See Section 1.)

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       The only options that aren't eligible for this program are options granted on November 2, 1999 under our Employee Stock Purchase Plan in connection with the listing and sale of shares of our common stock on the Neuer Markt section of the Frankfurt Stock Exchange are not subject to this Offer. (For your information, these options appear on the Personnel Option Summary mailed to you as granted under the Plan named "ESPP.") These options were special one-time grants with an exercise price equal to a discount off both the offering price when the shares were listed and the fair market value on the date the options were granted. Only options granted at fair market value on the date of grant are eligible for this program.

       With the exception of options granted to our employees in Sweden, any option with an exercise price per share greater than the closing price of our common stock on the expiration date of the Offer, which is expected to be May 25, 2001, or a later date if we extend the Offer (Expiration
       Date), as reported on NASDAQ, will be considered "underwater" for purposes of this program and will be eligible for exchange.

       If, on the Expiration Date, an option that an employee or director has elected to exchange has an exercise price per share LESS than the closing price of our common stock on NASDAQ on that day, that option is not an Eligible Option and any election you may have made to exchange that option will not be accepted by us. In addition, common stock acquired through our Employee Stock Purchase Plan is not eligible to participate in the Stock Option Exchange Program.

Q5     ARE THERE CONDITIONS TO THE OFFER?

A5 The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q6 ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE REPLACEMENT OPTIONS?

A6 You must be one of our employees or a member of our Board of Directors or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed or continue to be a director through the Replacement Option Grant Date. (See Section 5.)

       If you are not an employee or a director on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated as part of our announced reduction in force, you will fall in this category.

       If you do not remain an employee or director through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.



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THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q1     HOW DOES THE OFFER WORK?

A1 On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. Furthermore, if you elect to exchange any of your Eligible Options, all options granted during the six months prior to the Expiration Date will automatically be exchanged and Replacement Options will be granted for those Eligible Options. (See Section 1.)

Q2     WHAT IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED? CAN I EXCHANGE
       THEM?

A2 Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

Q3 IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

A3 If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In all cases, if you exchange any of your Eligible Options, you must exchange all of your options granted six months before the Expiration Date.

Q4     WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

A4 You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer. We expect to distribute the Replacement Option agreements within approximately six to eight weeks following the Replacement Option Grant Date. (See Section 5.)

Q5 WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A5 In order to avoid very negative accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer. Any other options to be

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       granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q1     HOW WILL MY REPLACEMENT OPTIONS VEST?

A1 Vesting for each Replacement Option will start on May 1, 2001. The vesting period will four years except that it will be two years for Replacement Options issued in exchange for Eligible Options granted as a referral bonus. Subject to a limited exception, the Replacement Options will vest on a monthly basis over the vesting period.

Q2     WHEN WILL MY REPLACEMENT OPTIONS BE FIRST VESTED?

A2 When you will be first vested in a Replacement Option depends on when you began working for us or one of our subsidiaries or become a member of our Board of Directors. Generally, options granted in connection with your becoming one of our employees "cliff vest" at the end of your first year of employment or service with us.

       EMPLOYEES HIRED BEFORE DECEMBER 2000: If your start date was before December 2000, you will have been one of our employees or directors for more than a year when the Replacement Options are granted. As a result, there is no cliff vesting. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will be six months vested in your Replacement Options when they are granted. The balance of the Replacement Options will vest monthly and will be fully vested on May 1, 2005.

       EMPLOYEES HIRED AFTER NOVEMBER 2000: If your start date was after November 2000, you will not have been one of our employees or directors for at least one year when the Replacement Options are granted and your Replacement Options will be subject to our cliff vesting rule. Assuming the Offer is not extended and we grant the Replacement Options on November 27, 2001, you will not be vested in the Replacement Options when they are granted. You will become cliff vested in the Replacement Options on the first day of the month in which the first anniversary of your date of hire occurs. The extent of vesting will be equal to the number of whole months between May 1, 2001 and that cliff vesting date. The balance of the Replacement Options will vest monthly and will be fully vested on May 1, 2005.

       REFERRAL BONUS OPTIONS: If you have received an option as a result of a referral bonus and elect to exchange it under this Offer, the Replacement Option will vest monthly over a two-year period, beginning on May 1, 2001 and will be fully vested on May 1, 2003.

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Q3     WILL I HAVE TO WAIT LONGER TO SELL COMMON STOCK UNDER MY REPLACEMENT
       OPTIONS THAN I WOULD UNDER THE ELIGIBLE OPTIONS THAT I EXCHANGE?

A3 Possibly. See the information contained in the Q&A2 in this section as to when your Replacement Options vest. Additionally, employees who are subject to our window trading policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options.

Q4     WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

A4 The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer, which will be the closing price of our common stock as reported on NASDAQ on the day prior to the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGED. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Options. (See Section 8.)

Q5     HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

A5 All Replacement Options will have our standard option expiration term of ten years, except those held by employees in Switzerland and the Netherlands. The option expiration term in Switzerland and the Netherlands will have the standard expiration terms for options granted in those countries: 10.5 years for employees in Switzerland and 5.25 years for employees in the Netherlands. If your employment with us is terminated, the option expiration term will be shortened depending upon the cause of your termination. (See Section 8.)

Q6 WHAT IF MY EMPLOYMENT IS TERMINATED AFTER THE DATE THAT MY ELIGIBLE OPTIONS ARE CANCELLED?

A6 If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1.)

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q1 IF I EXCHANGE MY ELIGIBLE OPTIONS, HOW MANY SHARES WILL I RECEIVE UNDER MY REPLACEMENT OPTIONS?

A1 This is a share-for-share Stock Option Exchange Program, so for each share covered by the Eligible Options you exchange, you will receive one share under the Replacement Options. However, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends,

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       recapitalizations or similar transaction that may occur between the
       Expiration Date and the Replacement Option Grant Date. (See Section 1.)

Q2 I HAVE MORE THAN ONE ELIGIBLE OPTION. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE?

A2 No. You may exchange one or more of your Eligible Options or none at all. However, any options granted during the six months prior to the date your Eligible Options are cancelled will automatically be exchanged, and Replacement Options will be granted for them if you elect to exchange any other Eligible Option. If you choose not to exchange any of your Eligible Options, then no options will be exchanged. (See Section 1.)

Q3     CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION?

A3 No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

Q4 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE PARTIALLY EXERCISED?

A4 Yes. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See Section 1.)

Q5 IF I ELECT TO EXCHANGE ONE OR MORE OF MY ELIGIBLE OPTIONS AS PART OF THE OFFER, ARE ANY OTHER OPTIONS AFFECTED?

A5 Yes. If you participate in the Offer, all Eligible Options granted during the six months before the Expiration Date will automatically be exchanged and Replacement Options will be granted for them. (See Section 1.)

HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q1 I'VE BEEN TOLD I WAS AWARDED A FOCAL OPTION. HOW DOES THE OFFER AFFECT MY FOCAL OPTIONS?

A1 If you elect to exchange your Eligible Options, we cannot grant you any additional options during the six months after the date your Eligible Options are cancelled.

       If you were awarded a Focal Option and if you elect to exchange your Eligible Options, the date of grant of your Focal Option will be delayed until the Replacement Option Grant Date, which is expected to be November 27, 2001, or a later date if we extend the Offer.

       If you do not elect to exchange any Eligible Options under this Offer and you are awarded a Focal Option, the date of grant of your Focal Option will be the

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       Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer.

Q2 WHAT IS THE VESTING SCHEDULE FOR FOCAL OPTIONS, WHETHER GRANTED IN MAY OR DEFERRED?

A2 Focal Options - whether granted on the Expiration Date or deferred until the Replacement Option Grant Date - will vest monthly over four years, beginning on May 1, 2001.

       If you have been employed by a BroadVision company for at least one year on the date your Focal Option is granted, you will commence vesting immediately. In other words, if your Focal Option is granted on the Expiration Date, you will be 1/48 vested in the Focal Option on June 1, 2001. If the grant of your Focal Option is deferred until November 27, 2001, you will be 6/48 vested in the Focal Option when it is granted.

       If you have not been an employee of a BroadVision company for at least one year at the time the Focal Option is granted, the Focal Option (whether granted on the Expiration Date or deferred) will cliff vest on the first day of the month in which the first anniversary of your date of hire falls. The amount you will be vested depends on the number of whole months from May 1, 2001 until that cliff vesting date.

       For example, Employee joined BroadVision on September 5, 2000 and was granted a new hire option on that date at an exercise price of $25 per share. That new hire option would have first vested on September 1, 2001. The Employee was awarded a Focal Option. If the Employee does not elect to participate in the Option Exchange Program, his Focal Option will be granted on May 25, 2001 and will cliff vest on September 1, 2001. On September 1, 2001, the Focal Option will be 4/48 vested.

       If the Employee elected to cancel his new hire option under the Option Exchange Program in exchange for a Replacement Option to be granted on the Replacement Option Grant Date, the Focal Option will not be granted until the Replacement Option Grant Date. The Employee will have been with BroadVision for more than a year on the Replacement Option Grant Date. Assuming the Replacement Option Grant Date is November 27, 2001 because the Offer is not extended, both the Replacement Option and the Focal Option granted to the Employee will be vested on that grant date and each of those options will be vested to the extent of 6/48 of the shares covered.

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Q3     WHAT IF I'M TO BE GIVEN AN OPTION IN CONNECTION WITH A FUTURE PROMOTION?

A3 If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Options under this Offer, the promotional option will be deferred until the Replacement Option Grant Date.

THE DURATION OF THIS OFFER

Q1     HOW LONG WILL THIS OFFER REMAIN OPEN?

A1 Presently, the Offer is scheduled to remain open until 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend Offer. We have no plans to extend the Offer beyond May 25, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on May 25, 2001. (See Section 13.)

Q2 IF THE OFFER IS EXTENDED, HOW DOES THE EXTENSION IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

A2 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and two days after the extended Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

THIS SECTION OF THE QUESTIONS AND ANSWERS RELATES ONLY TO PERSONS SUBJECT TO U.S. FEDERAL INCOME TAXES AND DOES NOT COVER ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

Q1 WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

A1 If the Eligible Options that you elect to exchange were granted out of the Equity Incentive Plan, then the Replacement Options, to the extent permissible, will be granted out of the Equity Incentive Plan and, to the extent permissible, will be incentive stock options. If the Eligible Options that you elect to exchange were granted out of the 2000 Non-Officer Equity Incentive Plan, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options. If the Eligible Options that you elect to exchange were granted out of the 1993 Interleaf Stock Option Plan, the 1994 Interleaf Employee Stock Option Plan or as an option outside the Option Plans, then the Replacement Options will be granted out of the 2000 Non-Officer Equity Incentive Plan and will be nonqualified stock options, even if you exchanged incentive stock options. Factors that might limit our ability to classify the Replacement Options as incentive stock options include the tax laws that govern incentive stock options and the number of options reserved for issuance under the Equity Incentive Plan. Replacement Options that cannot be designated as incentive stock options will be nonqualified stock options. (See Section 8.)

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Q2     IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED
       STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

A2 When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonstatutory stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

       You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

       If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q3     WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

A3 We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and/or work. (See Section 12.)

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Q4     WHAT ARE THE TAX IMPLICATIONS FOR NOT PARTICIPATING IN THIS OFFER?

A4 You will not be subject to U.S. federal income tax if you do not elect to exchange your Eligible Options for Replacement Options. We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise. (Section 12.)

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q1     WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTIONS?

A1 To exchange your Eligible Options, you must complete and submit the online Election Form found on our internal website (http://optionexchange.broadvision.com/home) by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options. (See Section 3.)

Q2     WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

A2 You must submit your online Election Form by 5:00 p.m., Pacific Daylight Time, on the Expiration Date, which is expected to be May 25, 2001, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 12:00 p.m., Pacific Daylight Time, on May 25, 2001. (See Sections 3 and 13.)

Q3     CAN I CHANGE MY ELECTION?  HOW OFTEN?

A3 Yes. You can change your election at any time by revising and resubmitting your online Election Form prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the election that governs your election.

Q4     WHAT WILL HAPPEN IF I DON'T TURN IN MY FORM BY THE DEADLINE?

A4     If you miss this deadline, you cannot participate in the Offer.

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Q5     WHAT IF I DON'T ACCEPT THIS OFFER?

A5 This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer. However, if you choose not to participate in this Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A4 of the "Tax Status of Replacement Options; Tax Considerations" section for further discussion. (See Section 12.)

Q6     WILL I RECEIVE A CONFIRMATION FOR MY ELECTION?

A6 After you submit your online Election Form, a Confirmation Page will appear showing your election. This Confirmation Page was recently updated to clarify that if you elect to CANCEL an option, you will receive a Replacement Option in exchange for it. It also clarifies that if you elect to KEEP an option, you will NOT receive a Replacement Option in exchange for it.

MISCELLANEOUS AND MORE INFORMATION

Q1 WHAT HAPPENS TO MY REPLACEMENT OPTIONS IF BROADVISION, INC. MERGES OR IS ACQUIRED PRIOR TO THE REPLACEMENT OPTION GRANT DATE?

A1 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer and the Focal Options, if any; however, the type of security and the number of shares covered by each Replacement Option and Focal Option, if any, would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Focal Option, if any, if no acquisition had occurred. (See Section 8.)

Q2     WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

A2 Please send your questions to optionexchange@broadvision.com. You can submit your questions through the http://optionexchange.broadvision.com website we created for this Offer. We will review these questions periodically throughout the exchange period and add the appropriate questions and answers to the Questions and Answers section of the internal website.